Exhibit 99.1

Investor Relations

Amy Dahl

Managing Director, Corporate Communications and Investor Relations

(952) 887-8917, amy.dahl@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company to Acquire BOSS® Professional Snow and Ice Management Business

Acquisition to Significantly Expand Product Portfolio for Important Contractor Market

BLOOMINGTON, Minn. (October 27, 2014) — The Toro Company (NYSE: TTC) today announced that it has entered into a definitive agreement to acquire the BOSS® professional snow and ice management business of privately-held Northern Star Industries, Inc. The transaction is subject to customary closing conditions, including regulatory approvals, and currently is expected to close during Toro’s fiscal 2015 first quarter.

Based in Iron Mountain, Michigan, BOSS designs, manufactures and sells snowplows, salt and sand spreaders, and related parts and accessories, for light and medium duty trucks, ATVs, UTVs and loaders. BOSS sales in 2014 are anticipated to be approximately $125 million. To learn more about BOSS, visit www.bossplow.com.

“With the addition of BOSS to our existing market-leading professional contractor businesses, we are even better positioned to strengthen and grow our relationships with these important customers by providing them with the innovative and durable equipment and high-quality service they need for each season,” said Michael J. Hoffman, Toro’s chairman and chief executive officer. “We’ve long been interested in the professional snow and ice management category. We are impressed with BOSS’ solid business performance and we are optimistic about the opportunities for growth through product line expansion and in international markets.”

“Through this acquisition, we will gain another strong professional contractor brand, a portfolio of reliable counter-seasonal equipment, efficient manufacturing operations and a well-established and broad North American distribution channel for these products,” said Hoffman. “In addition, BOSS brings a talented and experienced management team, a passionate and dedicated team of employees and a culture of innovation and customer service that is similar to our own.”

“As a privately-held business in a smaller community, it is essential to us that BOSS transition to a company that not only is well-positioned to take us to the next level but also shares our commitment to innovation, customers, employees and the communities in which we live and work,” said David Brule II, President of BOSS. “We are impressed with Toro, its rich 100 year history and consistent record of performance. Overall, it is a great fit for us. On behalf of myself and the entire BOSS team, we look forward to the next phase of the BOSS journey as part of the Toro family.”

The purchase price is approximately $227 million, which Toro will pay primarily in cash except for $30 million that will be paid in the form of a three-year unsecured promissory note. Toro plans to fund the cash portion of the purchase price with cash on hand and borrowings under a new five-year unsecured revolving credit facility that includes a senior term loan. Toro expects this acquisition to be slightly accretive to fiscal 2015 earnings.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative turf, landscape, rental and construction equipment, and irrigation and outdoor lighting solutions. With sales of more than $2 billion in fiscal 2013, Toro’s global presence extends to more than 90 countries through strong relationships built on integrity and trust, constant innovation and a commitment to helping customers enrich the beauty, productivity and sustainability of the land. Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties and agricultural fields. More information is available at www.thetorocompany.com.

LIVE CONFERENCE CALL

October 28, 2014 at 8:00 a.m. CDT

www.thetorocompany.com/invest

The Toro Company will conduct a call and webcast for investors beginning at 8:00 a.m. CDT on October 28, 2014 to discuss its agreement to acquire the BOSS snow and ice management business. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Forward-Looking Statements

This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations of future events, and often can be identified by words such as “expect,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” and similar expressions or future dates. Some of the forward-looking statements in this release about Toro’s acquisition of the BOSS business include the anticipated timing for the consummation of the acquisition, plans for funding the acquisition purchase price and anticipated earnings impact. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. The following are some of the factors known to Toro that could cause Toro’s actual results to differ materially from what Toro has anticipated in its forward-looking statements: delays in completing the acquisition of the BOSS business and the risk that the acquisition may not be completed at all; the failure by Toro to achieve the net sales, earnings, working capital, capital expenditure, growth prospects and any cost or revenue synergies expected from the acquisition or delays in the realization thereof; delays and challenges in integrating the businesses after the acquisition is completed, including risks associated with information or financial systems; operating costs and business disruption during the pendency of and following the acquisition, including adverse effects on employee relations or retention or on business relationships with third parties, including customers, distributors and dealers; loss of key personnel; violation of non-competition covenants by key individuals of the BOSS business; damage to the BOSS business facilities located in Iron Mountain, Michigan causing a material disruption to the operations; failure to comply with applicable international, federal or state product safety or other regulatory standards or requirements; unanticipated liabilities or exposures associated with the BOSS business for which Toro has not been indemnified or may not recover; infringement of intellectual property rights of others associated with the rights acquired in the acquisition; general adverse business, economic or competitive conditions; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements made herein to reflect events or circumstances after the date hereof.

###